UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2019

Ashland Global Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
333-211719	81-2587835
(Commission File Number)	(I.R.S. Employer Identification No.)
50 E. RiverCenter Boulevard
Covington, Kentucky 41011

Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ASH	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2019, Ashland Global Holdings Inc. (“Ashland” or the “Company”) announced that the Board of Directors of Ashland (the “Board”) appointed Guillermo Novo, 57, to serve as the Company’s Chief Executive Officer, effective December 31, 2019. Mr. Novo was also elected Chairman of the Board, effective December 31, 2019. Mr. Novo is succeeding William A. Wulfsohn, 57, who will step down as Chief Executive Officer effective December 31, 2019. Mr. Wulfsohn will also cease to be a member of the Board of Directors on such date.

Mr. Novo has served as a director of the Board since May 22, 2019, serving on the Audit and Environmental, Health, Safety and Quality Committees.  Mr. Novo recently served as the President and CEO of Versum Materials, Inc., and was a member of the board of directors. Previously, Mr. Novo served as Executive Vice President, Materials Technologies of Air Products and Chemicals, Inc. (“Air Products”) since October 2014. He joined Air Products in September 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo was employed by the Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the United States and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company. Mr. Novo holds a B.S. degree in industrial engineering from the University of Central Florida and an MBA from the University of Michigan.

Offer Letter with Mr. Novo
Mr. Novo entered into an offer letter with Ashland, dated October 8, 2019 (the “Offer Letter”).  Pursuant to the Offer Letter, Mr. Novo will receive an annual base salary of $1,050,000, an annual target incentive opportunity pursuant to Ashland’s Incentive Compensation Plan equal to 120% of base salary (with a maximum amount equal to 200% of base salary) and annual grants pursuant to Ashland’s Long-Term Incentive Program with a target value equal to 400% of base salary, subject to the discretion of the Ashland Compensation Committee in each year, with such initial annual long-term incentive award to be granted in January 2020 and allocated as 50% performance units, 25% stock appreciation rights and 25% time-vested restricted stock units.  The Offer Letter also provides that Mr. Novo will be eligible for certain other benefits, including relocation benefits, financial planning assistance, an annual executive physical exam and other benefits provided to Ashland’s senior executives.

In addition, promptly following the commencement of Mr. Novo’s employment with Ashland, Mr. Novo will receive (1) a sign-on cash award of $1 million and (2) a sign-on equity award consisting of (a) time-vested restricted stock units which will vest in equal installments on each of December 15, 2020, 2021 and 2022, with a value equal to $2 million as of the date of the Offer Letter and (b) performance-based restricted stock units with a performance period ending on December 15, 2022, with a target value equal to $2 million as of the date of the Offer Letter.

Mr. Novo will be entitled to severance payments and benefits pursuant to the Ashland Severance Pay Plan upon a termination without “cause” (as defined in the Offer Letter).  Pursuant to the Ashland Severance Pay Plan, upon such a termination and subject to his execution of a general release of claims, Mr. Novo will be eligible to receive a lump sum payment equal to 104 weeks of base salary and continued participation in Ashland’s medical and dental plans at Ashland’s cost for a minimum of 12 weeks and a maximum of 52 weeks, based upon Mr. Novo’s years of service as of such termination.

In addition, upon a termination without cause or a resignation for “good reason” (as defined in the Offer Letter) at any time prior to December 31, 2022, Mr. Novo will be entitled to the payments and benefits provided under the Ashland Severance Pay Plan as in effect on the date of the Offer Letter, as well as (1) a pro-rata annual incentive compensation payment for the year of termination based on actual performance and (2) COBRA continuation coverage at Ashland’s cost for a minimum of 20 weeks.  Upon a termination of employment by Ashland for any reason other than for cause, or upon Mr. Novo’s resignation for good reason or “retirement” (as defined in the Offer Letter), in each case, prior to December 31, 2022, Mr. Novo will additionally be entitled to pro-rata vesting of any outstanding equity-based awards, with performance-based awards settled after the end of the applicable performance period based on actual performance.

In connection with his start date, Mr. Novo will also enter into a Change in Control Agreement, substantially consistent with Ashland’s Form of CEO Change in Control Agreement, providing for payments and benefits upon a termination of employment without “cause” or a resignation for “good reason” within 24 months following a “change in control” (each as defined in the Change in Control Agreement), including (1) a lump sum payment equal to three times the sum of his highest annual base compensation and highest annual target incentive compensation amount in the three fiscal years prior to the year of termination, (2) a pro-rata target annual incentive compensation payment for the year of termination, (3) accelerated vesting of all outstanding equity-based awards, (4) continued participation in Ashland’s medical, dental and group life insurance plans through December 31 of the calendar year following the year of termination and (5) certain other benefits, including outplacement services for the year following termination and financial planning services.  Such payments and benefits will, however, be reduced if a reduction would result in Mr. Novo retaining a greater net after‑tax amount following the application of Section 280G of the Internal Revenue Code of 1986, as amended.  Pursuant to the Change in Control Agreement, Mr. Novo will be subject to perpetual confidentiality provisions as well as non-competition and non-solicitation of customer and employee restrictions for the two-year post-termination period.

The foregoing description of the agreement is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Letter Agreement with Mr. Wulfsohn
Ashland and Mr. Wulfsohn have entered into a letter agreement, dated October 8, 2019 (the “Wulfsohn Letter Agreement”). Under the Wulfsohn Letter Agreement, Mr. Wulfsohn will continue to serve as Chief Executive Officer and  Chairman of the Board until December 31, 2019 in accordance with his current terms and conditions of employment, except that he will not receive any additional equity-based awards.  Pursuant to the Wulfsohn Letter Agreement, as of December 31, 2019, Mr. Wulfsohn will be offered a Separation Agreement and General Release pursuant to which Mr. Wulfsohn will be entitled to receive (1) a lump-sum severance payment equal to two years of base salary, in accordance with the terms of Ashland’s Severance Pay Plan, (2) 20 weeks of continued coverage under Ashland’s medical and dental plans at no cost, in accordance with the terms of Ashland’s Severance Pay Plan, (3) a pro-rata short term incentive payment for fiscal year 2020, based on actual performance and paid at the time short-term incentive payments are generally made, (4) a pro-rata payment with respect to outstanding performance unit awards, based on actual performance and payable in accordance with the terms of such awards, (5) pro-rata accelerated vesting of outstanding restricted stock unit awards and stock appreciation rights and (6) certain other benefits, including outplacement and financial planning expense reimbursements.

Under the terms of the Separation Agreement and General Release, Mr. Wulfsohn will provide a general release of claims and agree to non-competition and non-solicitation of customers and employees restrictions for the two-year post-termination period.  The Separation Agreement and General Release also contains customary restrictive covenants related to confidential information, company property, and non-disparagement.

The foregoing description of the Wulfsohn Letter Agreement is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the agreement, which is filed hereto as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On October 8, 2019, the Company issued a press release relating to the announcement described in Item 5.02. The release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Offer Letter by and among Ashland Global Holdings Inc. and Guillermo Novo, dated October 8, 2019.
10.2	Letter Agreement by and among Ashland Global Holdings Inc., Ashland LLC and William A. Wulfsohn, dated October 8, 2019.
99.1	News Release dated October 8, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND GLOBAL HOLDINGS INC. (Registrant)

October 8, 2019	By:	/s/ Peter J. Ganz
		Name:	Peter J. Ganz
		Title:	Senior Vice President, General Counsel and Secretary